SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

DALECO RESOURCES CORPORATION
(EXACT NAME OF REGISTRANT SPECIFIED IN ITS CHARTER)

NEVADA	23-2860734
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NO.)

17 WILMONT MEWS, 5TH FLOOR, WEST CHESTER, PENNSYLVANIA 19382
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE AND ZIP CODE)

(FULL TITLE OF THE PLAN)

C. WARREN TRAINOR, ESQUIRE, C/O EHMANN, VAN DENBERGH & TRAINOR, P.C.
TWO PENN CENTER PLAZA, SUITE 220, PHILADELPHIA, PENNSYLVANIA 19102
(NAME AND ADDRESS OF AGENT FOR SERVICE)

215-851-9800
(TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM O FFERING PRICE PER SHARE1	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock (Par Value $0.01)	2,400,000	$0.15	$360,000	$41.80

(1)
This price was fixed based on an agreed contractual agreement for the issuance of shares in exchange for services at $0.15 per share, a rate equal to the average of the bid and asked closing price for the five trading days ending February 24, 2011.  No fractional shares are to be issued, with any fractional share rounded down to the next whole share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM #1

(b)	Securities to be offered:

1)
This Registration Statement covers 2,400,000 shares of Common Stock, par value $.01, of Daleco Resources Corporation, a Nevada corporation, issued to Messrs: Warren V. “Pete” Musser, Howard E. Lubert, Michael M. Carter and Thomas R. Smith, consultants to the registrant in exchange for $360,000 of services for the marketing of and development of a market for the Company’s minerals, at $0.15 per share pursuant to Rule 701 under the Securities Act of 1933, as amended.  No fractional shares are to be issued, with any fractional share rounded down to the next whole share.

2)	The person covered hereby is:

NAME OF RE-OFFERORS	NUMBER OF SHARES
Warren V. Peter Musser 435 Devon Park Drive, Building 500 Wayne, PA 19087	600,000
Howard E. Lubert 435 Devon Park Drive, Building 500 Wayne, PA 19087	600,000
Michael M. Carter 435 Devon Park Drive, Building 500 Wayne, PA 19087	600,000
Thomas R. Smith 435 Devon Park Drive, Building 500 Wayne, PA 19087	600,000

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM #3                      INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in the registration statement:

(a)	The registrant’s latest annual report on Form 10-K for the Company’s fiscal year ending September 30, 2010, and filed January 13, 2011.

(b)	The registrant's Form 10-Q dated February 19, 2011 for the quarter ending December 31, 2010.

(c)
All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a) above.

(d)
The descriptions of the registrants Common Stock which are contained in the registrant's statements under Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such descriptions.

ITEM #4                      DESCRIPTION OF SECURITIES.

Not applicable.

ITEM #5                      INTEREST OF NAMED EXPERTS AND COUNSEL.

Legal Opinion - the validity of the shares of Common Stock covered by this registration statement had been passed upon for the Company by Ehmann, Van Denbergh & Trainor, P.C. counsel to the Company.

ITEM #6                      INDEMNIFICATION OF DIRECTORS.

Section 78:751 of the Nevada Revised Statues (Nevada General Corporation Law) authorizes indemnification of directors, officers and employees of a Nevada Corporation.  The registrant's by-laws (i) authorizes the indemnification of directors and officers (the "Indemnitee") under specified circumstances to the fullest extent authorized by the law of Nevada, (ii) provides for the advancement of expenses to the Indemnitee for defending any proceedings related to the specified circumstances, (iii) gives the Indemnitee the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains no policies of insurance under which the directors and officers of registrant are insured in connection with the defense of actions, suites or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM #7                      EXEMPTION FROM REGISTRATION CLAIMED.

In each instance the Common Stock issued by the registrant to the holder was issued pursuant to the exemption contained in Rule 701 promulgated under Section 3(b) of the Securities Act of 1933.

ITEM #8                      EXHIBITS.

The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.

ITEM #9                      UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1)
To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be all new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2)
To include any material information not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unexercised at the expiration of the exercise period.

4)
That, for the purpose of determining any liability under the Securities Act of 1934, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Daleco Resources Corporation certifies that it has reasonable grounds to believe it meets all of the requirements for filing or Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of West Chester, Commonwealth of Pennsylvania, on March 9, 2011

Daleco Resources Corporation

/s/ Gary J. Novinskie
By: Gary J. Novinskie, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Dated: February 25, 2011	By:	/s/ Gary J. Novinskie
Gary J. Novinskie, Interim Chief Executive Officer, President, Chief Financial Officer (Principal Financial Officer) and Director

Dated: February 25, 2011	By:	/s/ Dov Amir
Dov Amir, Director

Dated: February 25, 2011	By:	/s/ David A. Grady
David A. Grady, Director

Dated: February 25, 2011	By:	/s/ Robert E. Martin
Robert E. Martin, Director

Dated: February 25, 2011	By:	/s/ Lord Gilbert (John)
John Gilbert, Director

EXHIBITS

Filed pursuant to Item 601 of Regulation S-B.

	DESCRIPTION	METHOD OF FILING

(4)	Articles of Incorporation of Daleco Resources Corporation.	Attached as an Exhibit 3.5 to Form 10-K dated January 12, 2009.

(5)	Opinion of Ehmann, Van Denbergh & Trainor, P.C.	Included in Part II Item 5 of this Registration Statement.

(23.1)	Consent of Experts and Counsel Consent of Ehmann, Van Denbergh & Trainor, P.C is contained in its opinion filed as Exhibit 5.

(23.2)	Consent of Vasquez & Company, LLP.	Attached as an Exhibit 1 to this Registration Statement.